EXHIBIT 10.37

CUSTOMER LIQUIDITY AGREEMENT

PART 1

Customer Details

Full Customer Name Iberdrola SA	………………………………………………………………………..
Address	Plaza Euskadi………………………………………………………..
No 5 Bilbao (Vizcaya)………………………………………………..
Spain………………………………………………………………….
Postal Code	48009………………………………………………………………..
Facsimile Number	(+34) 94 466 54 93…………………………………………………

Iberdrola1Customer Liquidity Agreement/OCT2017

Services Required

Please tick as appropriate.

☐ Physical Cash Concentration Service

☐ Multi Bank Cash Concentration Service

☐ Single Party Notional Cash Pooling Service

☒ Multi Party Notional Cash Pooling Service

☒ Pool Benefit Distribution Service

☐ Interest Reallocation Service

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Signatures

"This Agreement is made on 1st of December, 2017 (Date to be completed by the Bank or Affiliate Bank)"

Each of the Customer and the Companies hereby agrees to the terms of this Agreement.

If it is incorporated in Italy, each of the Customer and the Companies hereby further declares that it is fully aware of the contents of this Agreement and specifically confirms and approves Clauses 4.1 and 4.2 (Representations, warranties and undertakings), Clause 5 (Additional Companies) and Clause 18 (Governing law and jurisdiction) of this Agreement and, if applicable to it, Clause 2 (Guarantee and indemnity), Clause 3 (Set-oft) and Clause 4 (Account operation) of the Service Terms relating to the Multi Party Notional Cash Pooling Service.

The Customer (as Customer and Company)

Iberdrola SA

By:	/s/Vanessa Edesa Verde (signature verified seal)	By:	/s/José Ángel Omaechevaría Legarra (signature verified seal)
Name:	Vanessa Edesa Verde	Name:	José Ángel Omaechevaría Legarra
Title:	Attorney-in-fact	Title:	Attorney-in-fact
Date	11/10/2017	Date	11/10/2017

The Companies:

Iberdrola Mexico SA De CV

By:	/s/Alexander Goyeneche Toriles (signature verified seal)	By:	/s/Fabiola Hormigo Martinez (signature verified seal)
Name:	Alexander Goyeneche Toriles	Name:	Fabiola Hormigo Martinez
Title:	Attorney-in-fact	Title:	Attorney-in-fact
Date	10/30/2017	Date	10/30/2017

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Scottish Power Ltd

By:	/s/Donald Wright (signature verified seal)	By:	/s/Robert McDonald (signature verified seal)
Name:	Donald Wright	Name:	Robert McDonald
Title:	Treasurer	Title:	Corporate Tax Accounting Manager
Date	11/15/2017	Date	11/15/2017

Avangrid, Inc.

By:	/s/Howard Coon (signature verified seal)	By:	/s/Daniel Alcain (signature verified seal)
Name:	Howard Coon	Name:	Daniel Alcain
Title:	Vice President – Treasurer Avangrid Management Company	Title:	Senior Vice President – Controller Avangrid, Inc.
Date	6/11/2017	Date	6/11/2017

Avangrid Legal services Seal

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Bank of America, National Association, a national banking association organised and existing under the laws of the United States of America, by its office at 2 King Edward Street, London EC 1 A 1 HQ, (the "Bank") and the Affiliate Banks, hereby agree to the terms of this Agreement.

For and behalf of the Bank and the Affiliate Banks
Full Name of Authorised Signatory (in block letters)	Signature

MBRUCK	/s/ MBRUCK
Vice President
12/1/2017

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PART 2

Master Terms and Conditions

1.Introduction

1.1

This Agreement, including these Master Terms and Conditions and the relevant Service Terms and Conditions, governs the Services between the Customer, each Company (if any), the Bank and each Affiliate Bank, as those Services may be added to, terminated or amended from time to time in accordance with this Agreement.

1.2

These Master Terms and Conditions are supplemented by the Service Terms and Conditions applicable to each Service provided to the Customer and the Companies and, in the event of any conflict between these Master Terms and Conditions and those Service Terms and Conditions, those Service Terms and Conditions shall prevail over the Master Terms and Conditions to the extent of that inconsistency. Each party acknowledges that the Master Terms and Conditions and the applicable Service Terms and Conditions must be read together and shall constitute a single agreement between the Customer, the Companies, the Bank and each Affiliate Bank.

1.3

The parties agree that (i) the Service Terms and Conditions for each Service are written in terms of a single arrangement between the relevant parties, (ii) more than one arrangement may be entered into between the Bank and/or any Affiliate Bank and all or some of the other parties wishing to use that Service and (iii) the relevant Service Terms and Conditions shall govern the relationship between the parties with respect to each such arrangement. Each such arrangement shall be incorporated into and form part of this Agreement, but need not be disclosed to a Company which is not a party to such arrangement.

1.4

Each Company authorises the Customer to negotiate and agree and enter into any Set Up Form, any additional Service or any change in or termination of any Service provided by the Bank and/or any Affiliate Bank or any amendment to this Agreement or any Set Up Form, and to agree to the accession or withdrawal and release of any Company or Account to or from this Agreement or any Service, and to execute any document setting out such agreement for itself and on behalf of each Company.

1.5

Notwithstanding Clause 1.4 and subject to any applicable law, the Bank and/or any Affiliate Bank may on 30 days' notice change any Service provided by the Bank and/or any Affiliate Bank or amend any terms of this Agreement or a Set Up Form, and such change or amendment shall take effect as between (i) the Customer and the Companies and (ii) the Bank and each Affiliate Bank by the Bank and/or any Affiliate Bank giving notice of such change by notice sent to the Customer by post and/or e-mail (the "Amendment Notice"), in which case:

(a)any change or amendment notified by the Amendment Notice which is required for any legislative, legal or regulatory reason or which affects all of the Bank's or any Affiliate Bank's account holding customers from time to time or all of the Bank's or any Affiliate Bank's customers from time to time using any Service or any other cash concentration, interest optimization service, notional cash pooling or related liquidity product service provided by the Bank and/or any Affiliate Bank, will take effect as notified by the Amendment Notice. By continuing to operate the Accounts and use the Service(s) after the Amendment Notice, the Customer and the Companies are also deemed to have accepted such change or amendment; and

(b)any change or amendment notified by the Amendment Notice which is not of a type referred to in (a) above, will take effect as notified by the Amendment Notice. By continuing to operate the Accounts and use the Service(s), after the Amendment Notice, the Customer

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and the Companies are also deemed to have accepted such change or amendments. If the Customer objects in writing (the "Objection Notice") within 30 days of receiving the Amendment Notice, the Amendment Notice will not take effect as notified, and the Bank or any Affiliate Bank (as the case may be) shall, in good faith negotiate the proposed change or amendment as notified in the Amendment Notice for a further period of thirty (30) days, or such other time period as may be agreed, commencing on the date that the Bank or any Affiliate Bank (as the case may be) receives the Objection Notice (the "Negotiation Period"). Any mutually acceptable changes resulting from the conclusion of these negotiations will take effect when agreed by the parties in writing, and in any event by no later than the expiry of the Negotiation Period. In the event that the parties are not able to achieve a satisfactory agreement in writing by the expiry of the Negotiation Period, then the arrangements contemplated by this Agreement may be terminated by the Bank or the Affiliate Bank (as the case may be) in accordance with Clause 8.1.

2.Interpretation

2.1In this Agreement, the following definitions have the following meanings:

"Acceding Company" means a company or other registered trading entity accepted by the Bank and/or any Affiliate Bank which, in accordance with the provisions of Clause 5, is to become a Company.

"Accession Instrument" means an accession instrument in, or substantially in, the form of, Schedule 2 or in such form as may be approved by the Bank and/or any Affiliate Bank for an Acceding Company.

"Account" means, in relation to a Company, each of the accounts (including the balances on those accounts and whether in debit or credit) maintained by that Company with the Bank or any Affiliate Bank at any of its Bank Units.

"Account Operating Terms" means the relevant written agreement(s) between the Bank and/or any Affiliate Bank and a Company governing the terms and conditions of operation of such Company's Accounts.

"Affiliate Bank" means Bank of America Merrill Lynch International Limited and any other subsidiary bank of Bank of America Corporation which provides any of the Services from time to time.

"Bank Unit" means the branch of the Bank and/or any Affiliate Bank (as applicable), or a sub-division of that branch, as determined by the Bank and/or any Affiliate Bank (as applicable).

"Company" means the Customer and each other party identified as such in Part 1 of this Agreement and each other company which hereafter becomes a party to this Agreement as a Company in the manner set forth in Clause 5 or, for the purposes of each Service Terms and Conditions, each such party or company whose Accounts are subject to the relevant Service.

"Customer" means the Customer which is identified as such in Part 1 of this Agreement.

"Customer Affiliate" means, in relation to the Customer, any entity controlled, directly or indirectly, by the Customer, any entity that controls, directly or indirectly, the Customer or any entity directly or indirectly under common control with the Customer. For this purpose,

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"control" of any entity or the Customer means ownership of a majority of the voting power of that entity or the Customer.

"Damages" means any liability, expense, claim, loss, damage or cost of any nature.

"Service" means each of the services that is selected in Part 1 of this Agreement under "Services Required" (as added to, terminated or amended from time to time in accordance with this Agreement) or selected pursuant to the terms of those Services.

"Service Terms and Conditions" means the relevant terms and conditions (including any schedules or other attachments to them) set out in an Annex to this Agreement which govern the provision of a specific Service.

"Set Up Form" means, in relation to a Service, the set up form, workbook or other document or spreadsheet, completed in agreement from time to time between (i) the Bank and/or any Affiliate Bank (as applicable) and (ii) the Customer, which identifies or describes the nature of that Service.

"Tax" means all present and future income and other taxes and any levies, assessments, imposts, deductions, charges, compulsory loans and withholdings in the nature of tax together with any interest and penalties and fines thereon, and any payments made on or in respect thereof.

2.2Unless otherwise expressly stated or the context otherwise requires:

(i)	headings are for convenience of reference only;
(ii)

references in these Master Terms and Conditions to Clauses, Schedules and Annexes are references to Clauses of and Schedules and Annexes to these Master Terms and Conditions and references in Service Terms and Conditions to Clauses, Schedules and Annexes are references to Clauses of and Schedules and Annexes to those Service Terms and Conditions;

(iii)	references to a provision of law is a reference to that provision as may be amended or re-enacted from time to time;
(iv)	references to this Agreement, a Set Up Form or any other agreement or document, include any amendments, supplements or novations thereto; and
(v)	references to a person includes references to its successors and permitted assigns.

3.Conditions precedent

Any obligation of the Bank and/or any Affiliate Bank under this Agreement are conditional upon it having received, or waived the requirement for, the documents listed in Schedule 1 from each of the Companies (all in form and substance satisfactory to the Bank or any Affiliate Bank (as applicable)).

4.Representations, warranties and undertakings

4.1	Each Company warrants on each date on which it is a party to this Agreement that:
(i)	this Agreement constitutes legal, valid and binding obligations of the Company in accordance with its terms;

Iberdrola8Customer Liquidity Agreement/OCT2017

(ii)	this Agreement is within the powers of the Company;

(iii)	this Agreement has been duly authorised by the Company;

(iv)	this Agreement does not breach the constitutional documents of the Company, any deed or agreement by which the Company is bound or any law or regulation applicable to the Company; and

(v)	all necessary consents and authorisations in relation to this Agreement have been obtained and are in force.
4.2	Each Company:
(i)

represents and warrants to the Bank and each Affiliate Bank that it is solely and absolutely entitled to its Accounts which are now subject to, or which at any time after the date of this Agreement may become subject to, this Agreement free from any mortgage, charge, lien, assignment, encumbrance or other security interest and free of interests, rights or claims of third parties of any kind whatsoever (except for, in each case, those arising by operation of law or the rights of the Bank and any Affiliate Bank under this Agreement);

(ii)

undertakes not to create or permit to subsist any mortgage, charge, lien, assignment, encumbrance or other security interest or any interest, right or claim of third parties of any kind whatsoever on, over, with respect to or otherwise affecting the whole or any part of its Accounts (except for, in each case, those arising by operation of law or the rights of the Bank and any Affiliate Bank under this Agreement); and

(iii)

undertakes not to assign or transfer all or any of its right, title or interest in or to the Accounts to any other person except to the extent that such transfer represents a permitted withdrawal from its Accounts in the normal course of business of the Company.

5.Additional Companies

5.1

Any Customer Affiliate which is not a Company may, with the Customer's consent and the Bank's and the Affiliate Bank's agreement, become a Company by executing and delivering to the Bank and the Affiliate Banks an Accession Instrument together with the documents referred to in Schedule 1, all in form and substance satisfactory to the Bank or an Affiliate Bank.

5.2

Upon such execution and delivery to the Bank and the Affiliate Banks by such Customer Affiliate referred to in Clause 5.1 and execution of that Accession Instrument by the Bank and the Affiliate Banks and by the Customer (for itself and on behalf of the Companies), the Customer Affiliate will become a Company and the Accounts detailed by such Customer Affiliate in that Accession Instrument to be included as Accounts within the applicable Services shall become such Accounts and the applicable Service Term and Conditions shall be deemed to be amended accordingly.

5.3	Subject to Clause 5.1, the consent of the existing Companies for the accession by a Customer Affiliate as a Company to this Agreement shall not be required.

6.Exclusions and limitations of liability

6.1	Neither the Bank nor any Affiliate Bank will be liable for any Damages arising out of or relating to its performance under this Agreement other than those Damages actually incurred

Iberdrola9Customer Liquidity Agreement/OCT2017

by a Company or the Customer which result directly from the Bank's or the relevant Affiliate Bank's negligence or wilful misconduct.

6.2

Under or in connection with this Agreement, neither the Bank and the Affiliate Banks nor the Customer and the Companies shall be liable for any Damages arising from or in relation to economic loss, loss of business, profits, revenue, goodwill and anticipated savings, special damages, loss of or corruption to data, loss of operation time, loss of contracts or any indirect, consequential, exemplary or punitive loss.

6.3

The Bank and the Affiliate Banks will not be responsible for the acts or omissions of any of the Companies or the Customer or their respective officers, employees or agents (including, but not limited to, the amount, accuracy, timeliness of delivery or due authorisation of any instructions from any of the Companies or the Customer) or the acts or omissions of any other person or entity, including, but not limited to, any clearing house association or processor, any funds transfer system, any jurisdiction's central reserve bank or any other financial institution, and no such person or entity will be deemed the Bank's or any Affiliate Bank's agent.

6.4	The Bank and the Affiliate Banks will not be liable for and will be excused from any failure or delay in performing their respective obligations under this Agreement if:
(i)

such failure or delay is caused by circumstances beyond the Bank's or the Affiliate Bank's reasonable control (including, without limitation, any legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, labour dispute, war, riot, natural disaster or act, omission, negligence or fault of any of the Companies or the Customer); or

(ii)	the Bank or the Affiliate Bank believed that its actions would have violated any law, guideline, rule or regulation of any governmental authority.

No such failure or delay will constitute a breach of this Agreement.

6.5

Neither the Bank nor any Affiliate Bank shall be under any obligation to comply with a request or instruction under any Service if to do so would or might infringe or be contrary to its policy (being a policy generally applicable to the Bank's or any Affiliate Bank's account holding customers from time to time), any law or regulation (which shall include any direction or request, whether or not having the force of law) of any regulatory authority or any court order to which any part of the Bank or any Affiliate Bank is subject, or if to do so would result in the balance on an Account falling below zero, or, if applicable, exceeding the limit of any borrowing limit separately agreed between the Bank or any Affiliate Bank and the Customer or any Company.

7.Protection from third parties

With respect to each arrangement entered into between one or more Companies (each a "Participating Company") and the Bank and/or any Affiliate Bank under a Service, that Participating Company hereby indemnifies (or, if there is more than one Participating Company in the arrangement, each of the Participating Companies hereby jointly and severally indemnifies) the Bank and the Affiliate Banks against and shall hold each of them harmless from any and all direct and documented Damages (including without limitation reasonable legal fees, allocated costs of staff counsel, reasonably incurred and documented expenses of litigation and any fees and expenses incurred in enforcing this Clause) arising out of or relating to disputes or legal actions with respect to the relevant arrangement brought by parties other than the Participating Company/ies. This Clause does not apply to any Damages attributable to the negligence or intentional misconduct of the Bank or any Affiliate

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Bank. The obligations of the Companies under this Clause shall survive the termination of this Agreement for a period of eight (8) years from such termination or, if longer, until the expiration of the applicable statute of limitations.

8.Termination

8.1

Unless provided otherwise by this Agreement, the arrangements contemplated by this Agreement may be terminated by the Bank and/or any Affiliate Bank, in whole or in part, in relation to any of the Customer or the Companies or any of their respective Accounts, in its absolute discretion at any time upon giving not less than 30 days' written notice to the Customer.

8.2

The arrangements contemplated by this Agreement may be terminated by the Bank and/or any Affiliate Bank, in whole or in part, in relation to any of the Customer or the Companies, or any of their respective Accounts, in its absolute discretion at any time upon notice given to the Customer following the occurrence of any of the following events:

(i)	the Customer or any of the Companies are dissolved, become insolvent or are unable to pay their debts, or admit any inability to pay their debts, as they become due;

(ii)	the Customer or any of the Companies make an assignment, compromise, arrangement or composition with or for the benefit of their creditors;

(iii)

the Customer or any of the Companies institute or have instituted against any of them a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented to the Customer or any of the Companies for winding—up or liquidation or administration;

(iv)

a judgment or order of insolvency or bankruptcy or any other relief under any other bankruptcy or insolvency law or other similar law affecting creditors' rights is made against the Customer or any of the Companies, or an order is made for their winding-up, liquidation or administration;

(v)	a resolution is passed for winding up, official management, administration or liquidation of the Customer or any of the Companies;

(vi)

the Customer or any of the Companies become subject to the appointment of an administrator, liquidator, provisional liquidator, conservator, receiver, administrative receiver, compulsory manager, trustee, custodian or other similar officer for all or any part of their assets;

(vii)	a moratorium is declared in respect of any of the indebtedness of the Customer or any of the Companies;

(viii)	any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Customer or any of the Companies;

(b)	a composition, compromise, assignment or arrangement with any of the creditors of the Customer or any of the Companies;

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(c)

the appointment of a liquidator, provisional liquidator, receiver, administrative receiver, administrator, compulsory manager, conservator, trustee, custodian or other similar officer in respect of the Customer or any of the Companies, or all or any of their assets;

or any analogous procedure or step is taken in any jurisdiction;

(ix)

the Customer or any of the Companies cause or are subject to any event which under the applicable laws of any jurisdiction has an analogous effect to any of the events specified in sub clauses (i) to (viii) (inclusive) above;

(x)	the Customer or the Companies breach any provision of this Agreement, or any other agreement they have with the Bank or any Affiliate Bank (including but not limited to any non-payment)

(xi)	the Bank and/or any Affiliate Bank terminates the Account Operating Terms relating to the Accounts;

(xii)

the Bank and/or any Affiliate Bank exercises its right of set-off pursuant to Clause 13 of this Agreement, Clause 2 of the Single Party Notional Cash Pooling Service Terms and Conditions and/or Clause 3 of the Multi Party Notional Cash Pooling Service Terms and Conditions;

(xiii)	it is or becomes unlawful for the Customer or any of the Companies to perform any of their obligations under this Agreement; or

(xiv)

the Bank or any Affiliate Bank determines in its sole discretion that continuing to provide any or all of the Accounts or the services set out in this Agreement would cause it to violate any law, guideline, decree, rule or regulation of any governmental authority or its policy (such policy being a policy generally applicable to its account holding customers from time to time) or to, in its opinion, suffer or incur reputational damage or loss.

8.3

The arrangements contemplated by this Agreement may be terminated in whole or in part by the Customer at any time upon giving not less than 10 days' notice to the Bank and/or any Affiliate Bank, subject to the Bank's and/or any Affiliate Bank's receipt of notice from the Customer, signed by duly authorised signatories.

8.4

The Bank and/or any Affiliate Bank shall at the request of a Company with the consent of the Customer release any Company or its Accounts from this Agreement and/or any of the Services and, in the event that any Account is closed, the Bank and/or the relevant Affiliate Bank shall remit the relevant Company's Credit Balances in accordance with that Company's instructions and the provisions of the Account Operating Terms relevant to that Company's Accounts.

8.5

Any termination of any of the arrangements contemplated by this Agreement shall be without prejudice to any accrued rights and obligations of the parties existing as at the effective date of the termination. Clauses 6, 7, 10, 11, 12, 13, 14, 15, 17 and 18 shall continue to apply notwithstanding any such termination.

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9.Illegality and invalidity

9.1

Notwithstanding anything contained in this Agreement, where the introduction, imposition or variation of any law, rule, regulation or accounting policy ("Law") or any change in the interpretation or application of any Law makes it unlawful or impractical, in the Bank's or any Affiliate Bank's reasonable opinion, without breaching that Law for the Bank or the relevant Affiliate Bank to continue to perform its obligations under this Agreement, then at the Bank's or Affiliate Bank's discretion and without liability on the part of the Bank or the relevant Affiliate Bank to the Companies, the Bank or the relevant Affiliate Bank may at any time and without prior notice suspend its performance under, and/or terminate, this Agreement.

9.2

Subject to the provisions of Clause 9.1, if at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair (i) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or (ii) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

10.Notices

10.1	Any notice or other communication under, or in connection with, this Agreement:

(i) shall be given in writing or by e-mail in the English language;

(ii) in the case of the Companies, or any of them, need only be sent to the Customer; and

(iii)

shall be sent to the address or e-mail address of the Customer or the Bank and/or any Affiliate Bank, as the case may be, set out on the first page of this Agreement or such other address or e-mail address as may be notified to the Bank and/or any Affiliate Bank or the Customer (as the case may be) from time to time in writing.

10.2 Any such notice or such communication is deemed to be effective as follows:

(i)if in writing, when delivered;

(ii)if by e-mail, when sent.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt is deemed to be given on the next working day in that place.

11.Fees, costs and expenses

11.1

Each Company shall pay and the Bank and each Affiliate Bank is authorised to debit from any of such Company's Accounts all the Bank's and each Affiliate Bank's fees, charges, costs (including for non-receipt of monies advised to be receivable by the Bank and the Affiliate Bank), out of pocket expenses and commissions at the rates and in accordance with the arrangements agreed between the Bank or the Affiliate Bank (as applicable), and such Company or the Customer (as applicable), from time to time and in the absence of express agreement at the rates and in accordance with the arrangements generally applied by the Bank or the Affiliate Bank in the relevant jurisdiction as notified to each Company or the Customer from time to time.

11.2	Each Company and the Customer hereby jointly and severally agree to pay all reasonably incurred and documented costs and expenses (including all legal fees) incurred by the Bank

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and each Affiliate Bank in connection with the protection, preservation and enforcement of the Bank's and the Affiliate Bank's rights under this Agreement.

11.3

Each Company and the Customer hereby jointly and severally agree to pay all present and future stamp, documentary and other like duties and taxes to which this Agreement and the arrangements contemplated hereby give rise.

12.Disclosure

Each Company hereby consents to and authorises the Bank and each Affiliate Bank, and their respective officials, employees and agents, at any time and from time to time to release and disclose, subject to the confidentiality obligations in the Account Operating Terms, to the head office of the Bank or the relevant Affiliate Bank, its branches, offices, subsidiaries, affiliates and any related corporations and their respective employees and agents or any governmental body or any other third party for any of the following purposes including but not limited to:

(i)	internal management reporting function;
(ii)	account servicing and related functions;
(iii)	data processing;
(iv)	generally for carrying on, protecting or furthering of the Companies', the Bank's or the Affiliate Banks' business and interests; and
(v)	to comply with the laws, government rules and regulations applicable from time to time and for audit purposes,

any and all information concerning it and its accounts and relationship with the Bank and the Affiliate Banks in all respects (including without limitation, particulars of its Account(s)) and the status and account balance thereof and its transactions and relationship with the Bank and the Affiliate Banks) as the Bank and each Affiliate Bank, and their officials, employees and agents may in their absolute discretion think fit.

13.Set-off

13.1

In addition to any other right of set-off or general right of combination of accounts to which the Bank and/or the Affiliate Banks may be entitled, the Bank and/or any Affiliate Bank may without prior notice to or demand of any Company set off any obligation owed by a Company to the Bank and/or any Affiliate Bank under this Agreement against any credit balances standing to the credit of any account of such Company with the Bank and/or any Affiliate Bank at any branch of the Bank and/or any Affiliate Bank, in each case regardless of the currency, place of payment or booking office of those obligations.

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13.2

For the purpose of cross-currency set-off, the Bank and/or any Affiliate Bank may convert any obligation at a market rate determined by the Bank and/or any Affiliate Bank. If any obligation is unascertained, the Bank and/or any Affiliate Bank may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

14.Currency indemnity

If the Bank or an Affiliate Bank receives an amount in respect of a sum owing to it by a Company or if any amount owing by a Company is converted into a claim, proof, judgment or order in a currency other than the currency (the "contractual currency") in which the amount is expressed to be payable:

(i)	that Company will indemnify the Bank or that Affiliate Bank (as applicable) as an independent obligation against any loss arising out of or as a result of such conversion;

(ii)

if the amount received by the Bank or Affiliate Bank, when converted into the contractual currency, at a prevailing market rate determined by the Bank or that Affiliate Bank is less than the amount owed in the contractual currency, that Company will, forthwith on demand, pay to the Bank or that Affiliate Bank (as applicable) an amount in the contractual currency equal to the deficit; and

(iii)	that Company will pay to the Bank or that Affiliate Bank (as applicable) on demand any exchange costs and taxes payable in connection with any such conversion.

15.Remedies and waivers

15.1

No delay or omission on the part of the Bank or an Affiliate Bank in exercising any right, power or remedy provided by law or under this agreement shall impair or operate as a waiver of such right, power or remedy.

15.2

The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

16.Further assurance

Each of the Customer and the Companies undertakes to do all acts as required by the Bank and/or any Affiliate Bank at any time in order to give full effect to this Agreement and to secure to the Bank and each Affiliate Bank the full benefit of the rights, powers and remedies conferred upon the Bank and each Affiliate Bank in this Agreement.

17.Assignment

Neither the Customer nor any Company shall assign all or any part of its rights or benefits of or under this Agreement, except with the prior written consent of the Bank and/or any Affiliate Bank.

18.Governing law and jurisdiction

18.1	This Agreement, and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with English law.

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18.2

For the exclusive benefit of the Bank and the Affiliate Banks, each of the Customer and the Companies irrevocably agrees that the courts of England are to have jurisdiction to settle any disputes which may arise out of, or in connection with, this Agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this Agreement) and that accordingly any proceeding, suit or action arising out of, or in connection with, this Agreement ("Proceedings") may be brought in such courts. Nothing contained in this Clause shall limit the right of the Bank or the Affiliate Banks to take Proceedings against the Customer or a Company in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

18.3	Each of the Customer and the Companies:
(i)	irrevocably waives (and irrevocably agrees not to cause) any objection to the English courts and any claim of forwn non conveniens; and
(ii)	further irrevocably agrees that a judgment or order of an English court in any Proceedings shall be conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.
18.4

If requested to do so by the Bank and/or any Affiliate Bank, each of the Customer and the Companies shall immediately appoint, and notify to the Bank or the relevant Affiliate Bank the name and address of, an agent for service of process for documents and proceedings in any jurisdiction and thereafter it shall undertake to maintain at all times an agent for services of process in such jurisdiction.

19.Counterparts

19.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.
19.2	Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute but one and the same instrument.

20.Third parties

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce or to enjoy the benefit of any term of this Agreement.

21.Currency Event

If a new currency is introduced and/or substituted in place of an existing currency as the lawful currency of any country relevant from time to time to the arrangements provided under this Agreement, (including without limitation any country of incorporation, organisation or place of business of the Bank, any Bank Units, any Affiliate Banks or any agent of the Bank through which the Services are provided, or the country where any Account is held, or any country in which any Company is incorporated or organised or has a place of business), or if the government of any such relevant country announces such an introduction and/or substitution (any such event, the "Currency Event"), then:

(i)    the Bank and the Affiliate Banks may, at their respective sole and absolute discretion, make such operational changes to the Services, modify, delay or suspend

Iberdrola16 Customer Liquidity Agreement/OCT2017

the performance of the Services, and the operation of the Accounts, as they think fit in order to comply with any applicable New Currency Law, or other law and protect themselves against any Damages which may arise in relation to the Currency Event;

(ii)

the Bank and the Affiliate Banks shall not be liable to any Company or any other person for any action or inaction taken in accordance with sub clause (i) above, or for any Damages, which may arise to any Company out of or in relation to the Currency Event;

(iii)

each Company shall indemnify the Bank and the Affiliate Banks, on demand against, and hold the Bank and the Affiliate Banks, harmless against, any Damages which may arise to the Bank and the Affiliate Banks and any of their directors, agents, employees or officers, out of or in relation to the Currency Event related to the Services and the arrangements contemplated by this Agreement (including, but not limited to, any conversion costs or shortfall on conversion arising out of any amounts being tendered for payment or recovered following any judgment or court order other than that in which such amounts were contractually payable) and, if demanded, place the Bank and the Affiliate Banks in freely transferable funds in advance of any action or determination in relation to the Services and the arrangements contemplated by this Agreement;

(iv)

each Company shall be responsible for the payment on demand (and in the currency demanded) of any increased costs arising to the Bank and the Affiliate Banks in relation to the continued performance of the Services, whether or not modified, delayed or suspended in accordance with sub clause (i) above as a result of the Currency Event;

(v)

the Bank and the Affiliate Banks may, at their respective sole and absolute discretion, make any currency conversions deemed to be necessary as a result of the Currency Event, in relation to any payments to be made or received under this Agreement, such currency conversions to be made at the prevailing spot rate at the relevant time as determined by the Bank (or the relevant Affiliate Bank) in its sole and absolute discretion, and may debit or credit any account of any Company maintained by them in order to effect such currency conversion; and

(vi)

the Bank and the Affiliate Banks may, at their respective sole and absolute discretion, modify any of the terms of this Agreement, apply any right of set-off or combination of accounts or similar right to the maximum extent permitted by any applicable law and/or terminate the Services by notice in order to adjust for and/or minimise the impact of the Currency Event.

For the purposes of this clause "New Currency Law" means any law, regulation, rule, official or central bank pronouncement or statement of guidance introduced in order to effect or in connection with the introduction of a new currency and/or the substitution of an existing currency in any jurisdiction.

Iberdrola17 Customer Liquidity Agreement/OCT20 1 7

SCHEDULE 1

Condition Precedent Documents

Each of the following documents must be certified by an officer of the applicable Company or acceding Company to be a true copy of the original and provided to the Bank and/or any Affiliate Bank:

(i)	the Company's Certificate of Incorporation or Certificate of Registration (as appropriate to the relevant jurisdiction of incorporation), stating that the Company is entitled to commence business;

(ii)	the Company's Memorandum and Articles of Association or By Laws (as appropriate to the relevant jurisdiction of incorporation);

(iii)	such document(s) as may be reasonably required under the relevant Service; and

(iv)	such other document(s) in such form and substance as the Bank and/or any Affiliate Bank may reasonably specify.

Iberdrola18 Customer Liquidity Agreement/OC12017

SCHEDULE 2

Form of Accession Instrument

To:Bank and the Affiliate Banks (as defined in the Agreement)

From:

Customer Liquidity Agreement dated [](the "Agreement")

Reference is hereby made to Clause 5 of the Agreement. Terms defined in the Agreement shall, unless otherwise defined herein, have the same meaning in this Accession Instrument.

We, [Name of the Acceding Company] incorporated in [Country of Incorporation] with a [Registered

Office/Principal Office] located at ……………………………. ("we" or the "Acceding
Company") agree to become a Company and to be bound by the terms of the Agreement as a Company in accordance with Clause 5 of the Agreement.

We hereby irrevocably appoint:

(a)	the Customer (as defined in the Agreement) as our agent for the purposes of the Agreement; and

(b)	the same Process Agent (as defined in any applicable Service Terms and Conditions) for service of process in England and Wales.

We wish to accede to the following Services: [Physical Cash Concentration Service/Multi Bank Cash Concentration Service/Single Party Notional Cash Pooling Service/Multi Party Notional Cash Pooling Service Pool Benefit Distribution Service/Interest Reallocation Service].

This Accession Instrument, and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with English law.

If it is incorporated in Italy, the Acceding Company further declares hereby that it is fully aware of the contents of the Agreement and specifically confirms and approves Clauses 4.1 and 4.2 (Representations, warranties and undertakings), Clause 5 (Additional Companies) and Clause 18 (Governing law and jurisdiction) of the Agreement and, if applicable to it, Clause 2 (Guarantee and indemnity), Clause 3 (Set-off) and Clause 4 (Account operation) of the Service Terms relating to the Multi Party Notional Cash Pooling Service.

IN WITNESS of which this Accession Instrument has been executed and entered into on _______________________________20_______.

Iberdrola 19Customer Liquidity Agreement/OCT2017

[Name of Acceding Company]

By:	By:
Name:	Name:
Title:	Title:
Date	Date

[Name of Customer]

By:	By:
Name:	Name:
Title:	Title:
Date	Date

Agreed and accepted as of the _________day of  _______

On behalf of the Bank and the Affiliate Banks (as defined in the Agreement)

By:
Name:
Title:
Date

ANNEX TO CUSTOMER LIQUIDITY AGREEMENT
Multi Party Notional Cash Pooling Service Terms and Conditions

1.MP Pooling Service

1 .1

These terms and conditions (the "MP Pooling Terms") apply where more than one Company wishes the credit and debit balances on its Accounts specified in the applicable Set Up Form (the "MP Pooled Accounts") to be notionally combined with each other, so that the Companies overall will earn more interest and pay less overdraft charges (the "MP Pooling Service"). The MP Pooling Service may be used in relation to MP Pooled Accounts denominated in a single

Iberdrola20 Customer Liquidity Agreement/OCT2017

currency (the "MPSC Pooling Service") or in relation to MP Pooled Accounts denominated in more than one currency (the "MPCC Pooling Service").

1.2

Certain terms defined in Clause 7 are used in this Annex. Where a Company falls within a category identified in Schedule 2 to this Annex, this Annex shall apply to that Company as amended or supplemented by the relevant provision(s) of that Schedule 2.

1.3

For the purpose of paragraph (iii) of Schedule 1 to the Master Terms and Conditions, each Company using the MP Pooling Service is required to provide a board resolution substantially in the form of Schedule 1 to this Annex (as appropriate to the relevant jurisdiction of incorporation and the circumstances of the Company's participation in the MP Pooling Service), with English translation:

(i)	approving the terms of the Agreement (and the Accession Instrument, if applicable);

(ii)     resolving that it execute the Agreement (or the Accession Instrument, if applicable);

(iii)    stating that corporate benefit accrues to the Company from the provision by it of the guarantee in these MP Pooling Terms; and

(iv)    appointing the Customer its agent for purposes of the MP Pooling Service.

2.Guarantee and indemnity

2.1

In consideration of the Bank making financial accommodation available to, for or for the account of any one or more of the Companies or for other sufficient consideration (receipt whereof each Company hereby acknowledges), including the Bank's allocation of interest to the MP Pooled Accounts of each Company from time to time in accordance with Clause 4, each Company hereby jointly and severally, irrevocably and unconditionally:

(i)

guarantees to the Bank, as principal obligor and not merely as surety, payment by each other Company of all such other Company's Liabilities and of sums payable now or in the future to the Bank by that other Company in connection with that Company's Liabilities when and as the same shall become due; and

(ii)

undertakes with the Bank that if and each time that any other Company shall be in default in the payment of any of such other Company's Liabilities or of any sum in connection with that Company's Liabilities the Company will make good the default and pay such Liabilities or sums as if the Company instead of the other Company were expressed to be the primary obligor, together with interest thereon at the rate per annum from time to time payable by the other Company on such Liabilities or sums from the date when such Liabilities or sums become payable by the Company hereunder until payment of such Liabilities or sums in full.

2.2

This is a guarantee and indemnity granted by each Company in respect of all the Liabilities of each other Company but the maximum amount for which each Company shall be liable under this guarantee and indemnity in respect of the Liabilities of each other Company shall not at any time exceed the aggregate of the Credit Balances on all of its MP Pooled Accounts with the Bank at that time.

2.3

Neither the illegality, invalidity or unenforceability of any provision of this Agreement nor the winding-up, liquidation, dissolution or any other disability or circumstance whatsoever and howsoever arising in relation to any Company shall affect, determine the guarantee, indemnity and undertakings granted by each Company under this Clause 2.

Iberdrola 21Customer Liquidity Agreement/OC'T2017

2.4	This guarantee and indemnity is and will remain the property of the Bank.
2.5

The guarantee and indemnity set forth in this Clause 2 shall be a continuing guarantee and indemnity, shall extend to the ultimate balance of the Total Liabilities and shall continue in force notwithstanding any intermediate payment in whole or in part of the Total Liabilities. If for any reason the guarantee and indemnity ceases to be a continuing guarantee and indemnity in respect of any Company, the Bank may open a new account with or continue any existing account with that Company and the liability of the Companies in respect of the Liabilities at the date of such cessation shall remain regardless of any payments in or out of any such account.

2.6

Where any discharge (whether in respect of the Total Liabilities, this guarantee and indemnity, or any other security therefor or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be repaid on bankruptcy, liquidation or otherwise without limitation, the liability of each Company under the guarantee and indemnity set forth in this Clause 2 shall continue as if there had been no such discharge or arrangement. The Bank shall be entitled to concede or compromise any claim that any such payment, security or other disposition is liable to avoidance or repayment.

2.7	The liability of each Company hereunder and the right of set-off conferred on the Bank under Clause 3:
(i)	shall continue to apply to each Company until such time as the Bank consents in writing to the Company ceasing to be a party to this Agreement;
(ii)	shall apply, on the same basis, to any Customer Affiliate, upon it becoming a party to this Agreement; and
(iii)

shall not be prejudiced, affected or diminished by any act, omission, circumstance, matter or thing which but for this provision might operate to release or otherwise exonerate it from its obligations hereunder in whole or in part, including without limitation and whether or not known to it or the Bank:

(a)	any time or waiver granted to or composition with any other Company or any other person;
(b)	any failure by any Company named herein to execute properly this Agreement;
(c)

the taking, variation, compromise, renewal or release or refusal of or neglect to perfect or enforce any rights, remedies or securities against any other Company, another guarantor or any other person;

(d)

any legal limitation, disability, incapacity or other circumstances relating to any other Company or the liquidation or change in the name or constitution of any other Company, another guarantor or any other person;

(e)	the accession or removal of any Company to or from this Agreement;
(f)

any variation of, or extension of the due date for performance of any of the Total Liabilities or any term of any agreement between any other Company and the Bank or any other document or security so that references to such documents in this guarantee shall include each such variation or extension or any increase, exchange, acceleration, renewal, surrender, release or loss of or

Iberdrola22Customer Liquidity Agreement/OCT20 17

failure to perfect any security or of any non-presentment or non-observance of any formality in respect of any instruments; and

(g)

any irregularity, unenforceability, invalidity or frustration of any of the Total Liabilities or any obligations of any other Company or any other person under any document or security, to the intent that the Company's obligations hereunder shall remain in full force and the guarantee and indemnity set forth in Clause 2 be construed accordingly as if there were no such irregularity, unenforceability, invalidity or frustration.

2.8

As between each of the Companies and the Bank, each of the Companies shall be liable under this Agreement as if it were the sole principal debtor and not merely a guarantor. Accordingly, it shall not be discharged, nor shall its liability be affected, by anything which would not discharge it or affect its liability if it were the sole principal debtor, including without limitation and whether or not known to it or the Bank anything referred to in sub-Clauses 2.7(iii)(a)-(g) above.

2.9

Each Company waives any right it may have of first requiring the Bank to proceed against or enforce any other rights or security of or claim payment from any other Company or any other person before claiming from the Company hereunder and any right it may have of requiring the Liabilities to be apportioned between any of the other Companies.

2.10

The guarantee and indemnity set forth in this Clause 2 shall be in addition to and shall not in any way be prejudiced by any other security now or hereafter held by the Bank as security for the obligations of the Companies. The Bank's rights, powers and remedies hereunder are cumulative and not exclusive of any rights, powers and remedies provided by law.

3.Set-off

3.1

All of the MP Pooled Accounts of each Company, irrespective of their nature, type, currency or terms, or the location of the branch of the Bank where the MP Pooled Accounts are held, will constitute accounting sub-divisions of a single, indivisible account with the Bank, the Debit Balances and Credit Balances of which are liable to mutual set-off. In any event, the Bank and each Company agree that their mutual debits and credits shall be debited and credited on each side of the MP Pooled Accounts on a daily basis. The gross amounts corresponding to the mutual debits and to the mutual credits between them shall be replaced with the single debit or credit arising from the net balance of the corresponding MP Pooled Account. The Bank is hereby at all times authorised to effect the necessary accounting entries so as to combine the distinct Credit Balances and Debit Balances into a single net balance. In addition to the foregoing and to any general right of combination of accounts to which the Bank may be entitled by the general banking conditions of the relevant branch of the Bank and/or by law, the Bank may without prior notice to or demand of the Companies or any of them:

(i)

set-off the Liabilities of each Company to the Bank against any obligation owed by the Bank to that Company (whether or not matured) including against the Credit Balances, regardless of the currency, place of payment or booking office of those Liabilities or those obligations; and/or

(ii)	combine or consolidate any MP Pooled Account in the name of each Company (whether sole or joint) in any currency with any Credit Balance or any other MP Pooled Account of that Company; and/or
(iii)	apply or appropriate any Credit Balance of a Company in or towards the payment or discharge of the Liabilities of that Company in such order as the Bank sees fit.

Iberdrola23Customer Liquidity Agreement/OC12017

3.2	For the purpose of cross-currency set-off, the Bank may convert either the relevant Liabilities or the obligation of the Bank at a market rate determined by the Bank.
3.3

If any part of the Liabilities or an obligation is unascertained, the Bank may in good faith estimate in accordance with its usual practice that Liability or obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the Liability or obligation is ascertained.

3.4

For the purposes of Clause 3.1, the Bank shall be entitled to break or determine each Credit Balance of each Company in whole or in part and notwithstanding any other term or condition applying to such MP Pooled Account, any costs incurred by the Bank in connection with such breaking or determination shall form part of the Liabilities owing by that Company.

4.Account operation

4.1

Each Company may withdraw amounts from any of its MP Pooled Accounts, provided that the sum of the Pooled Balance following such withdrawal, should not go below zero or (if applicable) exceed any overdraft limit made available by the Bank.

4.2

Unless otherwise agreed in writing, all facilities extended to the Companies by the Bank under these MP Account Pooling Terms are not committed facilities and are immediately repayable by the Companies on demand from the Bank.

4.3

At the request of the Companies, which request is hereby made, and in consideration of each of the Companies giving the guarantee and indemnity set forth in Clause 2, the Bank will, unless and until notice of release or notice of termination for the respective purposes of Clause 1.4 or Clause 8 of this Agreement has been given, determine interest and charges payable on the MP Pooled Accounts in accordance with Clause 4.4.

4.4

With respect to each period of a duration agreed between the Bank and the Agent in the applicable Set-Up Form, for each group of MP Pooled Accounts domiciled with the same Bank Unit (the "Pooled Accounts"), the Bank will:

(i)	for each day of that period, calculate the pool benefit in accordance with the applicable Set-Up Form (the "Pool Benefit");
(ii)

if the applicable Set-Up Form indicates that the Offset Ratio is "On", at the end of that period post to the Pooled Account specified by the Agent an amount equal to (A) 100% of the Pool Benefit for any day on which the Offset Ratio was equal to or greater than 100%; and (B) the Offset Ratio multiplied by the Pool Benefit for any day on which the Offset Ratio was below 100%; and

(iii)

if the applicable Set-Up Form indicates that the Offset Ratio is "Off', at the end of that period post to the Pooled Account specified by the Agent the aggregate of the Pool Benefit for each day of that period (in the case of the MPCC Pooling Service, in the Base Currency).

4.5

Without prejudice to any other limits and restrictions that may be agreed between any of the Companies and the Bank from time to time, and without prejudice to the Bank's other rights under this Agreement, the Customer shall ensure that:

(i)	the Pooled Balance will not be continuously overdrawn; and

Iberdrola24Customer Liquidity Agreement/OCT2017

(ii)

No MP Pooled Account shall be overdrawn for any period of time in excess of the period notified by the Bank to the Customer from time to time, and upon request by the Bank from time to time and in any event at least once in each calendar month, each MP Pooled Account shall be funded to completely remove and eliminate all overdrawn amounts.

5.Release

A Company may only be released from this Agreement if:

(i)

the Liabilities of the Companies then remaining, in aggregate, to the Bank would not exceed the aggregate of the remaining Credit Balances and (if applicable) any limit made available by the Bank (whether or not advised to any Company) in respect of the relevant MP Pooled Accounts as a result of or following any such release; and

(ii)	the creditworthiness of the Companies then remaining, in aggregate, is satisfactory to the Bank.

6.Process agent

Without prejudice to any other mode of service, each of the Companies (unless incorporated in England and Wales):

(i)

irrevocably appoints the Process Agent as its agent for service of process relating to any Proceedings in England and Wales in connection with this Agreement or such other agent in England as has been notified to the Bank;

(ii)	agrees that failure by the Process Agent to notify the Company of the process shall not invalidate the Proceedings concerned; and
(iii)	consents to the service of process relating to any such Proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 9 of this Agreement.

7.Definitions

In this Annex and unless the context otherwise requires:

"Agent" means the Company specified as such in the applicable Set Up Form, acting for itself and in its capacity as agent for and on behalf of each of the other Companies who use the MP Pooling Service;

"Base Currency" means, in relation to the MPCC Pooling Service, the currency specified as the Base Currency by the Agent to the Bank which currency must be a currency in which an MP Pooled Account specified by the Agent is denominated and, in the absence of such specification, United States dollars;

"Base Currency Equivalent" means, as at the time calculated, (i) for any amount denominated in the Base Currency, that amount, and (ii) for any amount denominated in any other currency, such amount notionally converted into the Base Currency at a market rate determined by the Bank on a daily basis;

"Credit Balance" means, in relation to each Company, the aggregate of all sums which are from time to time deposited in and standing to the credit of any MP Pooled Account in the

Iberdrola25Customer Liquidity Agreement/OCT2017

name of, or on behalf of the Company together with all interest accruing from time to time in respect of such sums;

"Debit Balance" means, in relation to each Company, the debit balance, if any, shown in any of its MP Pooled Accounts;

"Liabilities" means, in relation to each Company, all present and future obligations and liabilities of that Company to the Bank arising in connection with the MP Pooled Accounts, whether:

(i)	arising under or on account of any overdraft facility provided by the Bank to that Company including all Debit Balances on that Company's MP Pooled Accounts; or

(ii)	arising under this Agreement, including in particular (without limitation) the guarantee and indemnity obligations contemplated in Clause 2,

and all expenses incurred by the Bank in connection with seeking to recover any of the above on a full indemnity basis;

"Offset Ratio" means, in respect of each group of MP Pooled Accounts domiciled with the same Bank Unit (i) with respect to the Pooled Balance on any day in the case of the MPSC Pooling Service, the aggregate Credit Balances domiciled with the Bank Unit as a percentage of the aggregate Debit Balances domiciled with the Bank Unit at the end of that day; and (ii) with respect to the Pooled Balance on any day in the case of the MPCC Pooling Service, the aggregate Credit Balances domiciled with the Bank Unit (as notionally converted by the Bank into its Base Currency Equivalent) as a percentage of the aggregate Debit Balances domiciled with the Bank Unit (as notionally converted by the Bank into its Base Currency Equivalent) at the end of that day;

"Pooled Balance" means, in respect of each group of MP Pooled Accounts domiciled with the same Bank Unit (i) in the case of the MPSC Pooling Service, the notional net balance obtained by adding together the Credit Balances and the Debit Balances on MP Pooled Accounts denominated in the same currency and domiciled with the Bank Unit, and (ii) in the case of the MPCC Pooling Service, the notional net balance expressed in the Base Currency obtained by adding together the Base Currency Equivalents of the Credit Balances and the Debit Balances on MP Pooled Accounts denominated in different currencies and domiciled with the Bank Unit;

"Process Agent" means the Process Agent which is identified as such in the applicable Set Up Form; and

“Total Liabilities" means the aggregate Liabilities of all the Companies.

Iberdrola26Customer Liquidity Agreement/OCT2017

SCHEDULE 1 TO MULTI PARTY NOTIONAL CASH POOLING
SERVICE TERMS AND CONDITIONS ANNEX
Form of Board Resolution for Company
[On the notepaper of [•] (the "Company") - delete as applicable]

Minutes of a meeting of the directors of the Company held at [             ] on [                 ],

Present: [                                    ](in the chair)

1.

[            ] was appointed chairman of the meeting. The chairman reported that notice of the meeting had been given to all the directors in accordance with the Company's constitution and that the meeting had been duly convened.

2.	[The chairman reported on the proposal that the Company accede to a Customer Liquidity

Agreement dated 20between Bank of America, N.A. (the "Bank") and various companies within the Company's trading group pursuant to which certain liquidity services (the "Services") are or will be provided by the Bank to all or some of those companies (the "Agreement"), including the Multi Party Notional Cash Pooling Service (as defined in the Agreement).]/[The chairman reported on the proposal that the Company, a party to a Customer Liquidity Agreement dated________ 20___between Bank of
America, N.A. (the "Bank") and various companies within the Company's trading group pursuant to which certain liquidity services (the "Services") are or will be provided by the Bank to all or some of those companies (the "Agreement"), including the Multi Party Notional Cash Pooling Service (as defined therein) participates in such Multi Party Notional Cash Pooling Service.] — delete as applicable

3.	There were produced to the meeting [:

(1)]a copy of the Agreement [; and

(2)a draft accession deed (the "Accession Instrument")].

4.

The Chairman explained to the meeting [the fact that the Company is to act as the Customer under the Agreement and therefore have responsibility in acting as agent for other group companies,] the Services in which the Company proposes to participate and the purpose of the Company's proposed participation in the Services. He further explained the nature of the guarantee obligations of the Company as a party to the Multi Party Notional Cash Pooling Service.

5.

It was resolved that, having had regard to all matters the directors considered relevant (including those set out in Section 172 Companies Act 2006), they consider that entry into the Agreement would promote the success of the Company for the benefit of its members as a whole.

6.	It was resolved that the Company [enter into/accede to] the Agreement [by executing the Accession Instrument].
7.	It was resolved that the Company appoint the Customer to act as its agent in accordance with the Agreement.

Iberdrola27Customer Liquidity Agreement/OCT2017

8.

It was resolved that each of [•],[•] and [•] be authorised severally and/or jointly to execute the [Agreement/Accession Instrument] and to undertake any further arrangements or executions required in connection with the Agreement.

9.	The meeting then ended.

…………………………………

[                                                ]

Chairman

Iberdrola 28Customer Liquidity Agreement/OCT2017

SCHEDULE 2 TO MULTI PARTY NOTIONAL CASH POOLING

SERVICE TERMS AND CONDITIONS ANNEX

Country specific provisions

1.	Each Company that is a limited liability company registered in Norway further undertakes to the Bank and each of the Affiliate Banks that:
(a)

it shall during the tenor of this Agreement take reasonable steps in order to ascertain its compliance with the Norwegian Company Acts section 8-7-4, specifically concerning the requirement that it belongs to the group in accordance with such Acts section 1-3, and that the funds in its Accounts are solely employed for group operations;

(b)

if it becomes aware that the requirements of the said section 8-7-4 are no longer being complied with, then it will notify the Bank in writing without delay, and if possible try to cure any such non-compliance; and

(c)

it shall indemnify the Bank and each of the Affiliate Banks against and hold them harmless from any Damages incurred or suffered by the Bank or that Affiliate Bank arising out of or relating to any breach by it of its above undertakings in this paragraph 1.

2.	Each Company that is incorporated or established under Swiss law further undertakes to the Bank and each of the Affiliate Banks that:
(a)

it shall ensure that the aggregate of all sums which are from time to time deposited in and standing to the credit of any of its Accounts (together with all interest accruing from time to time in respect of such sums) will not at any time exceed the amount of the profits and reserves of the Company available for distribution (in each case in accordance with the Swiss Code of Obligations) at that time; and

(b)

it shall indemnify the Bank and each of the Affiliate Banks against and hold them harmless from any Damages incurred or suffered by the Bank or that Affiliate Bank arising out of or relating to any breach by such Company of its undertaking in subparagraph (a) above.

3.

Notwithstanding the terms of Clause 2.2 of this Annex, the maximum amount for which each Company registered in Italy shall be liable under that Clause in respect of the Liabilities of each other Company shall not at any time exceed an amount equal to the lower of (i) the aggregate of the Credit Balances on all of its Accounts with the Bank at that time; and (ii) USD Dollars ten billion (USD $10,000,000,000). Each such Company registered in Italy further undertakes to the Bank and each of the Affiliate Banks that:

(a)	it shall ensure at all times during the tenor of this Agreement that its Credit Balances are less than the amount designated in sub-paragraph (ii) above; and

(b)

it shall indemnify the Bank and each of the Affiliate Banks against and hold them harmless from any Damages incurred or suffered by the Bank arising out of or relating to any breach by it of its undertaking in sub-paragraph (a) above.

Iberdrola29 Customer Liquidity Agreement/OC12017

4.	Each Company that is incorporated or established under Hungarian law further undertakes to the Bank and each of the Affiliate Banks that:
(a)

it shall ensure that the aggregate of all sums which are from time to time deposited in and standing to the credit of any of its Accounts (together with all interest accruing from time to time in respect of such sums) will not at any time exceed the amount of the profits and reserves of the Company available for distribution (in each case in accordance with the applicable Hungarian laws and regulations) at that time; and

(b)	it is a Customer Affiliate and undertakes to inform the Bank through the Customer if it ceases to exist being a Customer Affiliate; and

(c)	it has not instigated any insolvency related proceedings, nor have any insolvency related proceedings been taken, started or threatened against it; and

(d)

it shall indemnify the Bank and each of the Affiliate Banks against and hold them harmless from any Damages incurred or suffered by the Bank or that Affiliate Bank arising out of or relating to any breach by such Company of its undertaking in this clause 4.

5.	Each Company that is incorporated or established under Slovakian law further undertakes to the Bank and each of the Affiliate Banks that:
(a)	it shall ensure that its Liabilities, in addition to all its other liabilities, are limited to the value of its net assets;
(b)

it has not instigated any insolvency related proceedings, nor have any insolvency related proceedings been taken, started or threatened against it, and it is not insolvent (platobne neschopna) or indebted (predlzena) as these terms are defined in the Slovak Bankruptcy Act; and

(c)

it shall indemnify the Bank and each of the Affiliate Banks against and hold them harmless from any Damages incurred or suffered by the Bank or that Affiliate Bank arising out of or relating to any breach by such Company of its undertaking in this clause 5.

Iberdrola30Customer Liquidity Agreement/OCT2017

ANNEX TO CUSTOMER LIQUIDITY AGREEMENT
Pool Benefit Distribution Service Terms and Conditions

1.	Pool Benefit Distribution Service

These terms and conditions (the "Pool Benefit Distribution Terms") relate to each pool benefit distribution arrangement (each, as may from time to time be amended, a "Pool Benefit Distribution Arrangement") which the Bank may from time to time agree with the Customer in connection with the Account specified in the applicable Set Up Form (each, a "Pool Benefit Distribution Account") which are maintained with the Bank by the relevant Company/ies specified in the applicable Set Up Form.

2.	Pool Benefit Distribution

The Bank will distribute the pool benefit calculated at a notional pool level to the Pool Benefit Distribution Accounts in accordance with the applicable Set Up Form.

Iberdrola31Customer Liquidity Agreement/OC12017

MULTI-CUURENCY NOTIONAL POOL SET UP FORM

(FORM ATTACHED)

Iberdrola SA

Agent (if applicable)
Process Agent Details
Name:	Scottish Power Ltd
Address:	320 ST VINCENT STREET GLASGOW SCOTLAND
Postal Code	G25AD

SIGNATORIES:

In witness OF WHICH THIS Set Up Form has been executed on 11/3/2017

The Customer

FULL NAME OF SIGNATORY (in block letters)	FULL NAME OF SIGNATORY (in block letters)
VANESSA EDESA VERDE	JAVIER JULIO PASTOR ZUAZAGA

TITLE (in block letters)	TITLE (in block letters)
ATTORNEY-IN-FACT	ATTORNEY-IN-FACT

SIGNATURE /s/Vanessa Edesa Verde	SIGNATURE /s/ Javier Julio Pastor Zuazaga
(signature verified seal)	(signature verified seal)

The Bank of America, N.A.

FULL NAME OF SIGNATORY (in block letters)	SIGNATURE

MBRUCK	/s/ MBRUCK

TITLE (in block letters)

VICE-PRESIDENT
12/1/2017